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Exhibit 10.7

AMENDED AND RESTATED
REINSURANCE AND POOLING AGREEMENT

        WHEREAS, Zenith Insurance Company ("Zenith") owns 100% of the outstanding common stock of ZNAT Insurance Company ("ZNAT"), and Zenith Star Insurance Company ("Zenith Star"), and;

        WHEREAS, Zenith, ZNAT and Zenith Star are affiliated under common ownership and desire to enter into a reinsurance pooling arrangement for the sharing of premiums, losses and expenses in order to obtain more economical operations and uniform underwriting results;

        NOW, THEREFORE, Zenith, ZNAT and Zenith Star agree as follows:

I.    Definitions.

        As used in this Agreement, the terms "underwriting operations", "underwriting liabilities", "underwriting expenses", "underwriting income" and "underwriting loss" include respectively all of the operations, liabilities, expenses, income and losses directly related to the writing of insurance contracts or bonds, whether or not expired or canceled prior to the effective date of this Agreement, or outstanding and in force upon the effective date of this Agreement, or at any time thereafter, but shall not be considered as including any of the following related thereto:

  1.
  Inter-company balances;

  2.
  Real estate expenses;

  3.
  Investment expenses; or

  4.
  Directors' fees and similar expenses of a strictly corporate nature.

II.    Reinsurance of Underwriting Liabilities Ceded and Assumed.

        ZNAT and Zenith Star hereby cede to Zenith, and Zenith accepts, assumes and reinsures, 100% of ZNAT and Zenith Star's net retained underwriting liabilities which are outstanding when this Agreement takes effect or which arise out of underwriting operations conducted during the duration of this Agreement.

        Zenith cedes to ZNAT and Zenith Star, and ZNAT and Zenith Star accept, assume and reinsure their proportionate shares, as set forth in Article V hereof, of (a) all of the underwriting liabilities ceded to Zenith under the preceding paragraph, and (b) Zenith's own net retained underwriting liabilities which are outstanding when this Agreement takes effect or which arise out of underwriting operations conducted during the term of this Agreement. The parties agree that no participant shall assume business under this Agreement that it is not authorized to write on a direct basis.

III.    General Sharing of Premiums, Losses and Expenses.

        Zenith, ZNAT and Zenith Star will share, to the extent of their proportionate share, (a) all premiums written by Zenith, ZNAT and Zenith Star during the term of this Agreement, (b) all amounts paid or incurred during such period for losses, loss adjustment expenses, and other underwriting expenses arising out of their respective underwriting operations, (c) all claims and settlements involving business covered by this Agreement, (d) all dividends to policyholders, and (e) all resulting net underwriting income or loss for such period.

        Notwithstanding any provision of this Agreement, policyholder dividends declared and paid by any party hereto by reason of participating provisions in policies of California workers' compensation insurance, shall reflect the direct experience of that party with respect to such insurance, and any other factors deemed relevant by its Board; subject, however, to the provisions of California Insurance Code and any other applicable legal requirements. The aggregate expense of all such dividends declared and paid shall be allocated among the parties hereto according to their respective percentages, as shown in Article V hereof; provided, however, that no such allocation shall be made with respect to dividends on workers' compensation policies that become payable prior to the effective date of this Agreement.

IV.    Settlement of Accounts.

        Zenith, ZNAT and Zenith Star shall prepare, on a quarterly basis, a report listing all transactions during the preceding calendar quarter, including dividends paid to policyholders, and a report of the proportionate share of other underwriting expenses and unallocated loss adjustment expenses relating to pooled transactions of the preceding calendar quarter. Reasonable approximations may be substituted in applying expense factors for interim accounting, but there shall be an annual adjustment to the exact amounts. On a quarterly basis, Zenith, ZNAT and Zenith Star shall settle accounts between them by payment of such amounts as may be owing, within forty-five (45) days of the end of the quarter.

        If ZNAT or Zenith Star's premium credit for a quarter exceeds its proportionate share of the amounts paid during such period for the items set forth in Paragraph III(b), (c) and (d) arising out of the pooled underwriting operations, then Zenith shall pay ZNAT or Zenith Star an amount equal to the excess; if ZNAT or Zenith Star's premium credit for a quarter is less than its proportionate share of such amounts paid during such period, then ZNAT or Zenith Star shall pay Zenith an amount equal to the deficiency.

        On a quarterly basis, a report shall be prepared for Zenith, ZNAT and Zenith Star of all accruals required to adjust cash transactions to the accounting basis required for accounting in accordance with generally accepted practices for preparation of the NAIC annual statement form, and to adjust the expense allowance, the policyholders' dividend liability and other items necessary to report under generally accepted accounting principles.

V.    Proportionate Shares.

        The results of underwriting operations will be apportioned cumulatively, without restatement of prior periods. The proportionate shares of the Companies are as follows:

Zenith Insurance Company	97.5%
ZNAT Insurance Company	2.0%
Zenith Star Insurance Company	0.5%

        The proportionate shares of Zenith, ZNAT and Zenith Star may be changed from time to time by mutual consent as of the close of any calendar year quarter. Such changes shall be set forth in an endorsement to this Agreement.

VI.    Attachment of Liability.

        The liability of Zenith, ZNAT and Zenith Star under this Agreement is joint and several, and shall attach simultaneously with the liability of the respective ceding company.

VII.    Records.

        Zenith, ZNAT and Zenith Star shall have the right, at all reasonable times, to inspect the records of each other with respect to the business reinsured under this Agreement and with respect to claims, losses or legal proceedings which involve or are likely to involve Zenith, ZNAT or Zenith Star.

VIII.    Unauthorized Reinsurance.

        If reinsurance provided under this Agreement is disallowed to any party for financial statement purposes by the insurance regulatory authority of any state, due to the laws or regulations of such state relating to reinsurance effective with unauthorized companies, then the unauthorized company shall secure the reinsurance ceded to the extent it has been disallowed by one of the following methods:

  (1)
  By allowing the ceding insurer to withhold funds, under its exclusive control, in an amount equal to the liabilities carried by the ceding insurer;

  (2)
  By placing the funds in trust under a trust agreement satisfactory to the respective regulatory authorities; or

  (3)
  By a clean, irrevocable, and unconditional letter of credit issued by a qualified United States financial institution and in the possession of the ceding insurer.

        Any costs associated with the aforementioned provision of security shall be shared by the parties hereto according to their respective percentages, as shown in Article V hereof.

IX.    Statutory Insolvency Provisions.

        In the event of the insolvency or the appointment of a liquidator, receiver or other statutory successor of any Company ceding reinsurance hereunder, any amount due the other Company as a ceding party shall be payable by the accepting party, immediately upon demand, on the basis of the liability of the ceding party under the contract or contracts reinsured without diminution because of the insolvency of the ceding party or because such liquidator, receiver or other statutory successor has failed to pay all or a portion of any claims. Payments by the accepting party shall be made directly to the ceding party or to the liquidator, receiver or statutory successor, except (a) where the contract specifically provides another payee of such reinsurance in the event of the insolvency of the ceding party, and (b) where the accepting party with the consent of the direct insured or insureds has assumed such policy obligations of the ceding party as direct obligations of the accepting party to payees under such policies in substitution for the obligations of the ceding party to such payees.

        The liquidator or receiver or statutory successor of the ceding party shall give written notice to the accepting party of the pendency of any claim against the insolvent ceding party on the contract or contracts reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the accepting party may investigate the claim and interpose, at its own expense, in the proceeding where the claim is to be adjudicated any defense or defenses which it may deem available to the ceding party or its liquidator or receiver or statutory successor. The expenses thus incurred by the accepting party shall be chargeable subject to court approval against the insolvent ceding party as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding party solely as a result of the defense undertaken by the accepting party.

X.    Arbitration.

        In the event of a dispute between the parties with respect to the interpretation of this Agreement of the performance of the respective obligations of any party, which dispute cannot be resolved in the normal course of business, the parties shall submit such dispute to a panel of arbitrators selected by the American Arbitration Association, which panel shall meet in the City of Los Angeles and be governed by the Rules of the American Arbitration Association and whose decision shall be absolutely binding.

XI.    Effective Date.

        This Agreement shall become effective 12:01 a.m. Pacific Standard Time on the 1st day of April, 2005, and replaces the Reinsurance and Pooling Agreements dated January 1, 1986, April 1, 1989, and October 1, 1993, between the parties. This Agreement also replaces the Quota Share Contract of Reinsurance dated December 31, 1985.

XII.    Term.

        This Agreement shall remain in effect until terminated in accordance with the provisions of Article XIII below. Within ninety (90) days after the effective date of termination, there shall be a final accounting and settlement of all amounts due between the parties to this Agreement.

XIII.    Termination.

        This Agreement may only be terminated upon twelve (12) months' notice in writing by any party to the other of its intention to terminate its participation herein.

        If this Agreement is terminated, all rights and obligations of the parties with respect to the underwriting operations conducted prior to the termination shall be governed by the terms of this Agreement.

        IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be executed on its behalf on this 21st day of March, 2005.

ZENITH INSURANCE COMPANY
/s/ JOHN J. TICKNER Witness	By:	/s/ JACK D. MILLER JACK D. MILLER President
ZNAT INSURANCE COMPANY
/s/ JOHN J. TICKNER Witness	By:	/s/ JACK D. MILLER JACK D. MILLER President
ZENITH STAR INSURANCE COMPANY
/s/ JOHN J. TICKNER Witness	By:	/s/ JACK D. MILLER JACK D. MILLER President

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AMENDED AND RESTATED REINSURANCE AND POOLING AGREEMENT